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Exhibit 10.3

EMPLOYMENT AGREEMENT

        AGREEMENT, made and entered into as of June 18, 2008 by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the "Company"), and Freda Lewis-Hall (the "Executive").

WITNESSETH

        WHEREAS, the Company has offered to employ the Executive as the Executive Vice President, Medicines Development;

        WHEREAS, the Company and the Executive desire to enter into an employment agreement, which shall set forth the terms of such employment (this "Agreement"); and

        WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which mutually is acknowledged, the Company and the Executive (each individually a "Party", and together the "Parties") agree as follows:

1.    DEFINITIONS.

        "Base Salary" shall mean the Executive's base salary in accordance with Section 4 below.

        "Board" shall mean the Board of Directors of the Company.

        "Cause" shall mean:

  (i)
  the Executive is convicted of a crime involving moral turpitude;

  (ii)
  the Executive's willful refusal or failure to follow a lawful directive or instruction of the Company's Board of Directors or the individual(s) to whom the Executive reports, provided that the Company shall have given the Executive prior written notice of the directive(s) or instruction(s) that the Executive failed to follow, and provided, further, that the Company shall have given the Executive, in good faith, 30 days to correct such failure and further provided that if the Executive corrects such failure, any termination of the Executive's employment on account of such failure shall not be treated for purposes of this Agreement as a termination of employment for "Cause;"

  (iii)
  the Executive violates any of the Company's policies made known to the Executive regarding confidentiality, securities trading or insider information; or

  (iv)
  the Executive, in carrying out the Executive's duties, commits (A) willful gross negligence or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

        "Change of Control" shall have the meaning set forth in the Change of Control Agreement.

        "Change of Control Agreement" shall mean the Change of Control letter agreement between the Company and the Executive of even date herewith.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock" shall mean the common stock of the Company.

        "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Section 22(e)(3) of the Code.

        "Effective Date" shall mean June 18, 2008.

        "Good Reason" shall mean that, without the Executive's consent, one or more of the following events occurs, and the Executive, at the Executive's own initiative provides notice of termination within 30 days after such event:

  (i)
  the Executive's Base Salary is decreased or the target levels under the Company's target bonus program, or equity compensation program are reduced, unless each or any such reduction is part of an across-the-board proportionate reduction in the salaries, target bonuses, or target equity compensation, as applicable, provided, however, that it is expressly understood that payments or awards under any such program in amounts lower than the target amounts in accordance with any such program shall not constitute "Good Reason;"

  (ii)
  the office to which the Executive is assigned is relocated to a place 35 or more miles away and such relocation is not at the Executive's request or with the Executive's prior agreement (and other than, for Executives assigned to the Company's principal executive offices, in connection with a change in location of the Company's principal executive offices); or

  (iii)
  the Executive's duties are materially diminished to an extent that results in either (A) the Executive no longer being an "officer," as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934; or (B) the Executive ceases to be a member of the executive management team of the Company.

        "Severance Payment" shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of Executive's employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive's employment is terminated; provided, however, that if the Executive terminates the Executive's employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating the Severance Payment shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

        "Target Bonus" shall mean the target cash bonus for which the Executive is eligible on an annual basis, at a level consistent with the Executive's title and responsibilities, under the Company's bonus program then in effect and applicable to the Company's senior executives generally.

2.
TERM OF EMPLOYMENT.

        The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing on the Effective Date and continuing until termination in accordance with the terms of this Agreement. The period during which the Executive is employed hereunder is referred to in this Agreement as the "term of employment."

3.
POSITION, DUTIES AND RESPONSIBILITIES.

        On the Effective Date, the Executive shall be employed as Executive Vice President, Medicines Development.

4.    BASE SALARY.

        The Executive's initial annualized Base Salary shall be $450,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any changes thereto (which shall thereafter be deemed the Executive's Base Salary) shall be solely within the discretion of the Board.

5.
TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

        (a)   Target Bonus Program:    The Executive shall participate in the Company's Target Bonus program (and other cash incentive compensation programs) applicable to the Company's senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

        (b)   Sign-On Cash Bonus:    The Executive shall receive a sign-on cash bonus in the amount of $250,000 payable (with appropriate deductions as required by law) to the Executive at the first regular pay date applicable to the Executive after the Effective Date. If the Executive terminates this Agreement without Good Reason, and other than as a result of death or Disability, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall repay the sign-on cash bonus to the Company within 30 days of such termination.

        (c)   Sign-On Stock Option Grant:    The Executive shall be granted a stock option under the Company's 2006 Stock and Option Plan (the "Stock Plan"), to purchase 100,000 shares of the Company's common stock at a price equal to the Fair Market Value of Vertex's shares, as defined in the Stock Plan, on the Effective Date. The option will vest and become exercisable as to equal numbers of shares of stock quarterly in arrears over the four year period commencing on the Effective Date, and as otherwise specified herein and in the Stock Plan, and shall be subject to the other terms and conditions specified in a separate grant agreement.

        (d)   Sign-On Restricted Stock Grants:

  (i)
  The Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company by the Executive on the Effective Date (the "Grant Date"), 35,000 shares of the Company's Common Stock, at a purchase price per share of $0.01. The Company will retain the right to repurchase these shares at $0.01 per share purchase price should the Executive experience a termination of employment, as such term is used in the Stock Plan, but this repurchase right will lapse as to one quarter of the total number of shares on each of the first four anniversaries of the Grant Date, and as otherwise specified herein (including in Section 10(c)(v)) and in the Stock Plan, and shall be subject to the other terms and conditions specified in a separate grant agreement.

  (ii)
  The Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company on the Grant Date, 10,000 shares of the Company's Common Stock, at a purchase price per share of $0.01. The Company will retain the right to repurchase these shares at a purchase price of $0.01 per share, should the Executive experience a termination of employment, as such term is used in the Stock Plan, but this repurchase right shall lapse as to equal number of shares of stock quarterly in arrears over the two (2) year period commencing on the Grant Date, and as otherwise specified herein and in the Stock Plan (including in Section 10(c)(v)) and shall be subject to the other terms and conditions specified in a separate grant agreement.

6.
INCENTIVE COMPENSATION PROGRAMS.

        During the term of employment, the Executive shall be eligible to participate in the Company's incentive compensation programs applicable to the Company's senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

7.
EMPLOYEE BENEFIT PROGRAMS.

        During the term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company to its senior executives, as such plans, programs and arrangements may be amended from time to time, to the same extent and on the same terms applicable to other senior executives. Exhibit A to this Agreement lists and describes the Company's employee benefit plans as in effect on the date of this Agreement. Nothing in this section shall preclude the Company from amending or terminating any of its employee benefit plans, programs or arrangements.

8.
VACATION.

        During the term of employment, the Executive shall be entitled to not less than four weeks paid vacation days each calendar year in accordance with the Company's vacation policy then in effect.

9.
RELOCATION REIMBURSEMENT.

        The Executive will be reimbursed for relocation costs in accordance with the Company's relocation reimbursement policy currently in effect, except that the Executive shall be eligible for reimbursement of temporary living expenses for a period not to exceed six (6) months.

10.
TERMINATION OF EMPLOYMENT.

        (a)   Termination in Connection with a Change of Control.    To the extent the Executive is entitled, in connection with the Executive's termination of employment, to severance or other benefits under the Change of Control Agreement, the Executive shall not be entitled to corresponding benefits under this Section 10.

        (b)   Termination by the Company for Cause; or Termination by the Executive without Good Reason.    If the Company terminates the Executive's employment for Cause, or if the Executive voluntarily terminates the Executive's employment, other than for Good Reason, death or Disability, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

  (i)
  Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this Section 10(b); and

  (ii)
  any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7, or 8 above.

        Termination by Company for Cause shall be effective as of the date noticed by the Company. Voluntary termination by Executive other than for Good Reason, death or Disability shall be effective upon 90 days' prior written notice to the Company and shall not be deemed a breach of this Agreement.

        If the Executive voluntarily terminates his or her employment without Good Reason, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive at the rate of the Executive's Base Salary for the notice period or for any remaining portion thereof.

        (c)   Termination by the Company Without Cause; or Termination by the Executive for Good Reason.    If the Executive's employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason, the Executive shall be entitled to the following (provided that, with respect to (iii), (v) and (vi) such amounts shall be subject to and in exchange for a general release by Executive of all claims against the Company, its subsidiaries, and their officers, directors, agents and representatives):

  (i)
  Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this Section 10(c);

  (ii)
  all incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive's employment under this Section 10(c);

  (iii)
  a cash payment to the Executive in an amount equal to the Severance Payment, payable within ten days after the execution of a general release and expiration without revocation of any applicable revocation periods under the general release;

  (iv)
  any amounts earned, accrued or owing to the Executive but not yet paid under Sections 6, 7 or 8 above;

  (v)
  the Company's lapsing repurchase right with respect to the shares of common stock purchased by the Executive pursuant to Section 5(d) of this Agreement shall lapse in full;

  (vi)
  if COBRA coverage is elected by the Executive, the Company shall pay the cost of COBRA continuation premiums on the Executive's behalf to continue standard medical, dental and life insurance coverage for the Executive (or the cash equivalent of the same if the Executive is ineligible for continued coverage) until the earlier of:

  (A)
  the date 12 months after the date the Executive's employment is terminated; or

  (B)
  the date, or dates, on which the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

        If Executive is a "specified employee" under Section 409A(a)(2)(B)(i) of the Code, any payment of "nonqualified deferred compensation" (as defined under Section 409A of the Code and related guidance) attributable to a "separation from service" (as defined under Section 409A of the Code and related guidance) shall not commence until the first full business day that is more than 6 months after the applicable separation from service ("Deferred Payment Date"). Any payments that would otherwise have been made between the separation from service and the Deferred Payment Date, but for this paragraph, shall be made in a lump sum on the Deferred Payment Date. Payments that, in any case, are scheduled to be made after the Deferred Payment Date shall continue according to the applicable payment schedule. To the extent that the termination of the Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that reasonably are anticipated to be provided by the Executive to the Company at the time the Executive's employment is terminated), the payment of any nonqualified deferred compensation will be further delayed until the date that is the first full business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code.

11.    CONFIDENTIALITY; ASSIGNMENT OF RIGHTS, NONCOMPETITION; NONSOLICITATION.

        On the Effective Date, the Executive shall enter into the Company's standard "Employee Non-Disclosure, Non-Competition & Inventions Agreement," which is attached hereto as Exhibit B.

12.
ASSIGNABILITY; BINDING NATURE.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

13.
REPRESENTATIONS.

        The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and to make the awards provided for herein under the terms of the applicable plans, that all equity grants provided for herein have been duly authorized, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of the Executive's obligations under this Agreement.

14.    INDEMNIFICATION; INSURANCE.

        The Executive shall at all times be indemnified and eligible for advancement of expenses on the same basis as is provided for the Company's other executive officers and in accordance with the provisions of the Company's charter and by-laws then in effect. The Executive shall also be covered under all of the Company's policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for its other executive officers.

15.
ENTIRE AGREEMENT; TERMINATION.

        This Agreement, and the agreements referenced herein, contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Subject to the terms of this Agreement, the Company shall be entitled to terminate the Executive's employment at any time, and the Executive may terminate the Executive's employment by the Company, at any time, in each case by written notice provided in accordance with Section 22 of this Agreement.

16.
AMENDMENT OR WAIVER.

        No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17.
SEVERABILITY.

        If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.
SURVIVORSHIP.

        The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

19.
BENEFICIARIES/REFERENCES.

        The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive's beneficiary, estate or other legal representative.

20.
GOVERNING LAW/JURISDICTION.

        This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws.

21.
RESOLUTION OF DISPUTES.

        Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel that shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys' fees incurred by each Party, shall be borne by the Party incurring such costs.

22.
NOTICES.

        All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Vertex Pharmaceuticals Incorporated 130 Waverly Street Cambridge, MA 02139-4242 Attn: Chief Executive Officer with copies to: the General Counsel; and the Senior Vice President of Human Resources
If to the Executive:	at the Executive's home address listed in the Company records.

        Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

23.
HEADINGS.

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.
COUNTERPARTS.

        This Agreement may be executed in two or more counterparts.

25.
SECTION 409A COMPLIANCE.

        It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments. The Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement, if any, as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A. Nothing in this Section 25 shall require the Company to increase the Executive's compensation or make the Executive whole for any requested changes.

26.
TAX WITHHOLDING; NO GUARANTEE OF ANY TAX CONSEQUENCES.

        All payments hereunder shall be subject to all applicable withholding for any federal, state or local income taxes including any excise taxes under the Code. Notwithstanding any other provision of this Agreement to the contrary or other representation, the Company does not in any way guarantee the tax consequences of any payment or compensation under this Agreement including, without limitation, under Section 409A of the Code.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated
/s/ Joshua S. Boger
Joshua S. Boger President & Chief Executive Officer
Executive
/s/ Freda Lewis-Hall, M.D.
Freda Lewis-Hall, M.D.

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  Exhibit 10.3